UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2015 (January 19, 2015)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000- 54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 19, 2015, the board of directors (the “Board of Directors”) of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”) provided approval for the Company to form a joint venture (the “Joint Venture”) with Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone I”), a real estate investment trust also sponsored by the Company’s sponsor, The Lightstone Group, and for the Joint Venture to acquire Lightstone I’s membership interest in 11 limited service hotels for approximately $122.4 million, plus closing and other third party transaction costs, contingent upon lender approval. As of December 31, 2014, the 11 limited service hotels were encumbered by approximately $67.2 million in debt. The purchase price was determined based on independent third-party appraisals.

On January 29, 2015 the Company through its operating partnership, entered into an agreement to form the Joint Venture with Lightstone I whereby the Company and Lightstone I have 97.5% and 2.5% membership interests in the Joint Venture, respectively. The Company is the managing member. Each member may receive distributions and make future capital contributions based upon its respective ownership percentage, as required.

On January 29, 2015, the Company, through the Joint Venture, and Lightstone I, through a wholly owned subsidiary of Lightstone Value Plus REIT LP, entered into five separate contribution agreements pursuant to which the Joint Venture agreed to acquire Lightstone I’s membership interest in a portfolio of five limited service hotels (the “Hotel Portfolio”) for approximately $64.6 million, excluding transaction costs. The Hotel Portfolio represents five of the 11 limited service hotels to be acquired previously approved by the Board of Directors. The limited service hotels included in the Hotel Portfolio are as follows:

•	a 90-room limited service hotel which operates as a Courtyard by Marriott located in Willoughby, Ohio
•	a 102-room limited service hotel which operates as a Fairfield Inn & Suites by Marriott located in West Des Moines, Iowa
•	a 97-suite limited service hotel which operates as a SpringHill Suites by Marriott located in West Des Moines, Iowa
•	a 126-room limited service hotel which operates as a Hampton Inn located in Miami, Florida
•	a 104-room limited service hotel which operates as a Hampton Inn & Suites located in Fort Lauderdale, Florida

On January 29, 2015, the Company, through two wholly owned subsidiaries, entered into a $60.0 million Revolving Credit Facility with GE Capital Markets, Inc. (“GE Capital”). The Revolving Credit Facility bears interest at Libor plus 4.95% (5.20% as of January 29, 2015) and provides a line of credit over the next three years, with two, one-year options to extend solely at the discretion of GE Capital. The Revolving Credit Facility may be accelerated upon the occurrence of customary events of default. Interest is payable monthly and the entire unpaid principal balance is due upon expiration of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, the Company may designate properties as collateral that allow the Company to borrow up to a 65.0% loan-to-value ratio of the properties. On January 29, 2015, the Company received the initial loan of $35.0 million under the Revolving Credit Facility which is secured by the Hotel Portfolio plus two other hotels owned by the Company through a wholly owned subsidiary and $25.0 million remained available under the Revolving Credit Facility.

See Item 2.01 Completion of Acquisition or Disposition of Assets for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 29, 2015, the Company, through the Joint Venture, completed the acquisition of the Hotel Portfolio for approximately $64.6 million excluding closing and other related transaction costs. The acquisition of the Hotel Portfolio was funded from proceeds of approximately $24.0 million from the Revolving Credit Facility secured by the Hotel Portfolio and approximately $40.6 million from cash contributed by the Joint Venture members based upon their respective ownership percentages (the Company $39.6 million and Lightstone I $1.0 million). The Company’s contribution was funded with offering proceeds from the sale of the Company’s common stock. The Company’s advisor did not receive an acquisition fee associated with this transaction.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained with respect to the revolving loan agreement in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

Distribution Reinvestment Program

On January 19, 2015, the Board of Directors suspended the Company’s distribution reinvestment program (“DRIP”) effective April 15, 2015. Previously, the Company’s stockholders had an option to elect the receipt of shares of the Company’s common stock in lieu of cash distributions under the Company’s DRIP; however, for so long as the DRIP remains suspended, all future distributions will be in the form of cash.

Item 9.01	Financial Statements and Exhibits

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: February 4, 2015	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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